UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2023

American Strategic Investment Co.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-39448	46-4380248
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 Fifth Avenue, 30th Floor New York, New York 10019
(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value per share	NYC	New York Stock Exchange
Class A Preferred Stock Purchase Rights		New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, Edward M. Weil, Jr., American Strategic Investment Co.’s (the “Company”) chief executive officers, president and secretary and Christopher J. Masterson, the Company’s chief financial officer and secretary notified the Company’s board including the members of its nominating and corporate governance committee of their intent to resign their respective officer positions upon the closing of a merger between Global Net Lease, Inc. and the Necessity Retail REIT, Inc., two entities presently advised by affiliates of the Company’s advisor. If the merger is not completed, each of Messrs. Weil and Masterson intend to continue in their respective positions with the Company.

Appointment of Chief Executive Officer and Chief Financial Officer

In anticipation of the resignations noted herein, on August 8, 2023, the Company, upon the recommendation of its nominating and governance committee appointed Michael Anderson to serve as the Company’s chief executive officer and Joseph Marnikovic to serve as the Company’s chief financial officer. The appointments are conditioned on the effectiveness of the resignations of Messrs. Weil and Masterson.

Mr. Anderson, 34, joined the predecessor to AR Global Investments, LLC (“AR Global”), the parent company of the Company’s advisor in 2013 as assistant general counsel. From 2018 to 2020 he served as senior vice president and chief corporate counsel of AR Global and Bellevue Capital Partners, LLC (“Bellevue Capital”). Since 2020, he served as senior vice president and general counsel of AR Global and Bellevue Capital. He also served as general counsel and secretary of G&P Acquisition Corp. from December 2020 to December 2022. In his capacity as the general counsel of AR Global and Bellevue Capital, Mr. Anderson has advised on both public and private debt and equity transactions, mergers and corporate acquisitions, commercial real estate transactions and operational integration of acquired companies. Mr. Anderson earned a Bachelor of Arts degree from the University of Arizona where he graduated cum laude and a Juris Doctor degree from the University of Mississippi School of Law, where he graduated summa cum laude.

There is no arrangement or understanding between Mr. Anderson and any other persons pursuant to which Mr. Anderson was appointed as chief executive officer. Neither Mr. Anderson nor any of his immediate family members have been or are currently proposed to be a participant in any transaction that would be required to be reported pursuant to Item 404(a) of Regulation S-K.

Mr. Marnikovic, 49, has served as the Chief Financial Officer of AR Global and Bellevue Capital since January 2019. He also served as the chief financial officer and treasurer of G&P Acquisition Corp. from December 2020 to December 2022. He has previously served as the chief accounting officer of AR Global and Bellevue Capital, the ultimate parent entity of AR Global, from October 2017 until January 2019. Prior to joining AR Global and Bellevue Capital, Mr. Marnikovic served in senior corporate officer roles for regional organizations focused in real estate investment and management. From December 2016 until September 2017, he was the Principal of Diamond Companies, a real estate development and management company. At Carpionato Group, Mr. Marnikovic was the chief operating officer and the chief financial officer from January 2014 until August 2016, where he directed the finance department and led the property management and hospitality divisions. From January 2013 until January 2014 he was the director of accounting at Barkan Management, where he led the finance department and was a senior member of the management team in the firm’s client services group. Mr. Marnikovic was the chief operating officer From February 2009 until December 2012 at MG2 Group, where he directed the property management and hospitality divisions, maintained back office support of Finance, Legal, Human Resources and Information Technology departments and vertically integrated Construction, Development, and Leasing into the company’s business model. Mr. Marnikovic also served in multiple capacities during his eight-year tenure from July 2001 until January 2009 as the chief financial officer at Crosshaven Partners, where he led the real estate development arm and maintained financial control of the group’s portfolio companies in manufacturing of licensed merchandise and multi-unit franchising. He also held senior associate positions during a five-year public accounting career at PricewaterhouseCoopers LLP and O’Connor & Drew, P.C. Mr. Marnikovic has been a licensed CPA since 1998, a licensed Real Estate broker since 2007, and earned the CPM® designation from the Institute of Real Estate Management in 2013. Mr. Marnikovic received a bachelor degree in Accounting and a master degree in Finance from Boston College.

There is no arrangement or understanding between Mr. Marnikovic and any other persons pursuant to which Mr. Marnikovic was appointed as chief financial officer. Neither Mr. Marnikovic nor any of his immediate family members have been or are currently proposed to be a participant in any transaction that would be required to be reported pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Strategic Investment Co.

Date: August 11, 2023	By:	/s/ Edward M. Weil, Jr.
Edward M. Weil, Jr.
Chief Executive Officer, President, and Secretary